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                                                                   Exhibit 10.37

                              EMPLOYMENT AGREEMENT

                  AGREEMENT made as of this 30th day of July, 2001, between Hexcel Corporation, a Delaware corporation (the "COMPANY"), and David E. Berges (the "EXECUTIVE").

                  WHEREAS, the parties desire to enter into this agreement, together with the Exhibits attached hereto, setting forth the terms and conditions of the employment relationship of the Executive with the Company (this "Agreement");

                  NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                  1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

                  2. TERM. The period during which the Executive is employed by the Company hereunder (the "EMPLOYMENT PERIOD") shall commence on July 30, 2001 (the "EFFECTIVE DATE") and shall end on the fourth anniversary thereof; PROVIDED, HOWEVER, that commencing on the fourth anniversary of the Effective Date and on each subsequent anniversary of the Effective Date (each such anniversary, a "RE NEWAL DATE"), the Employment Period shall automatically be extended for one additional year unless, not later than the date which is one year prior to such Renewal Date, the Company or the Executive shall have given notice not to extend the Employment Period for such one additional year.

                  3. POSITION AND DUTIES. The Executive shall serve as Chairman of the Board of Directors of the Company (the "BOARD") and Chief Executive Officer of the Company and shall have such responsibilities, duties and authorities consistent with such position and as may from time to time be assigned to the Executive by the Board. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company; PROVIDED, HOWEVER, that the Executive will be permitted to serve as a director to other for-profit and not-for-profit organiza tions and corporations so long as (a) such service does not materially interfere with the performance of his obligations hereunder and (b) such organizations and corpora tions are not competitive in any business

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area in which the Company is engaged during the Employment Period. The Executive shall furnish to the Company a list of each such entity on the Effective Date and shall update such list as appropriate.

                  4. PLACE OF PERFORMANCE. In connection with the Executive's employment by the Company, the Executive shall perform his duties and conduct his business, and his principal place of employment shall be, at the principal executive offices of the Company, except for required travel on the Company's business.

                  5. COMPENSATION AND RELATED MATTERS.

                     (a) SALARY. During the period of the Executive's employment hereunder, the Company shall pay to the Executive an annual base salary at a rate of $550,000, which salary shall be reviewed annually by the Board for possible increase; PROVIDED, HOWEVER, that once the Executive's annual base salary is in creased, it may not thereafter be decreased during the term of this Agreement (such salary, as it may be increased, the "BASE SALARY"). The Base Salary shall be paid in substantially equal installments, no less frequently than monthly, in accordance with the Company's standard payroll practices.

                     (b) ANNUAL BONUSES; SIGN-ON AWARD.

                         (i) During the term of the Executive's employment hereunder, the Executive shall participate in the Company's Management Incentive Compensation Plan (or in such alternative or successor annual cash incentive compensation plans as the Company shall make available to its other officers) (such plan or alternative or successor plan, the "MICP") and shall have (A) a target bonus opportunity thereunder of not less than 100% of his rate of Base Salary and (B) a maximum bonus opportunity thereunder of not less than 200% of his rate of Base Salary. With respect to fiscal 2001, the Company shall pay to the Executive a bonus pursuant to the terms of the MICP which is no less than $229,167.

                         (ii) Immediately following the Effective Date, the Company shall pay to the Executive a lump sum cash payment of $200,000 as a Sign-on Award.


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                     (c) EQUITY COMPENSATION.

                         (i) STOCK OPTION. Effective as of the Effective Date, the Company shall grant to the Executive options to purchase 550,000 and 275,000 shares of common stock of the Company, par value $.01 per share ( the "COMMON STOCK") pursuant to option agreements that are attached hereto as Exhibits A and B, respectively.

                         (ii) RESTRICTED STOCK. Effective as of the Effective Date, the Company shall grant to the Executive 90,000 shares of restricted Common Stock pursuant to a restricted stock agreement that is attached hereto as Exhibit C.

                         (iii) ANNUAL GRANTS. The Executive shall not be entitled to participate in the Company's long-term annual equity award grant programs available to other senior level executives until the fourth anniver sary of the Effective Date; PROVIDED, HOWEVER, that the Board or the Compen sation Committee of the Board may grant equity awards to the Executive in its sole discretion.

                     (d) OTHER BENEFITS. As of the Effective Date, the Com pany and the Executive shall enter into a Supplemental Executive Retirement Agreement in the form annexed hereto as Exhibit D. Pursuant to the terms of the Company's executive perquisite plan, the Company shall pay the Executive $1,000 per month as an automobile allowance. In addition, the Executive shall be entitled to elect benefits with a value up to $23,000 for benefits offered pursuant to such plan, which perquisites currently include dues for one country club, dues for one luncheon club, financial planning and tax preparation assistance, supplemental health insur ance and supplemental life insurance. The Executive shall also be entitled to participate in all other employee benefit plans and arrangements of the Company applicable to, and on a basis no less favorable than, senior level executives (includ ing, without limitation, medical, dental, vision, hospitalization, life insurance, short- term disability, long-term disability, accidental death and dismemberment protection and travel accident insurance plans).

                     (e) VACATIONS. The Executive shall be entitled to six weeks of vacation in each calendar year.


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                     (f) EXPENSES. During the term of the Executive's employ
ment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including but not limited to (i) legal fees and expenses incurred by the Executive in connection with the Executive undertaking employment with the Company in an amount up to the sum of (A) $50,000 and (B) the lesser of (1) $25,000 and (2) one-half (1/2) of the excess, if any, of the Executive's actual legal fees and expenses over $50,000, (ii) all reasonable and customary expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, in each case provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company and (iii) relocation, at his election, from his current residence to the Stamford, Ct. area, in accordance with the Company's relocation policy for new employees (without regard to the 50-mile limitation therein).

                  6. DIRECTORSHIPS/OTHER OFFICES. The Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of any of the Company's subsidiaries and in one or more executive offices of any of the Company's subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is from time to time provided by the Company or any of its subsidiaries to its other directors and senior executive officers.

                  7. TERMINATION. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circum stances:

                     (a) DEATH. The Executive's employment hereunder shall terminate upon his death.

                     (b) DISABILITY. If, the Executive is unable, due to physical or mental incapacity, to substantially perform his full time duties and responsibilities under this Agreement for a period of six consecutive months (as determined by a medical doctor selected by Company and Executive) the Company may terminate the Executive's employment hereunder for "DISABILITY". If the parties cannot agree on a medical doctor for purposes of such determination of Disability, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.


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                     (c) CAUSE. The Company may terminate the Executive's
employment hereunder for Cause. For purposes of this Agreement, "CAUSE" shall mean (i) the willful and continued failure by the Executive to substantially perform his duties with the Company (other than any such failure resulting from the Execu tive's incapability due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive for Good Reason), after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties, or (ii) the willful engaging by the Execu tive in misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise (including, but not limited to, conduct that constitutes a violation of Section 11 hereof). No act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (1) reasonable notice from the Board to Executive setting forth the reasons for Company's intention to terminate for Cause, (2) delivery to the Executive of a resolution duly adopted by the affirmative vote of two-thirds or more of the Board then in office (excluding the Executive) at a meeting of the Board called and held for such purpose, finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth in this section and specifying the particulars thereof in detail, (3) an opportunity for the Executive, together with his counsel, to be heard before the Board and (4) delivery to the Executive of a Notice of Termination from the Board specifying the particulars thereof in detail.

                     (d) TERMINATION BY THE EXECUTIVE.

                         (i) The Executive may terminate his employment hereunder for (A) Good Reason or (B) upon no less than 30 days notice, without Good Reason. A termination by the Executive pursuant to clause
         (B) above is not a breach of this Agreement.

                         (ii) For purposes of this Agreement, "GOOD REASON" shall mean termination by the Executive of his employment after the occurrence of any of the following events without his consent:

                              (A) a diminution in the Executive's position,
                  duties, responsibilities or authority (except during periods when the Execu-


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                  tive is unable to perform all or substantially all of his
                  duties on account of illness (either physical or mental) or other incapacity);

                              (B) a reduction in the Executive's annual rate of
                  Base Salary as in effect on the date hereof or as the same may be increased from time to time;

                              (C) a failure to elect or reelect the Executive
                  to the positions of Chairman and Chief Executive Officer or removal of him from either of such positions;

                              (D) a change in the reporting structure so that
                  the Executive reports to someone other than the Board of Directors;

                              (E) failure by the Company to continue in
                  effect any compensation plan in which the Executive participates which is material to the Executive's total compensation, unless an equitable arrangement (embodied in an ongoing substitute plan) has been made with respect to such plan, or failure by the Company to continue the Executive's participation therein (or in such substitute plan) on a basis not materially less favorable to the Executive includ ing, without limitation, his target and maximum annual bonus oppor tunities provided in Section 5(b)(i);

                              (F) failure by the Company to continue to provide
                  the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating (except for across-the-board changes similarly affecting all senior executives of Company and all senior executives of any Person in control of Company), or failure by the Company to continue to provide the Executive with the number of paid vacation days per year equal to the greater of (1) six weeks and (2) the number to which Executive is entitled in accordance with Company's vacation policy;

                              (G) failure to provide facilities or services
                  which are suitable to the Executive's position;


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                              (H) failure of any successor (whether direct
                  or indirect, by purchase of stock or assets, merger, consolidation or otherwise) to the Company to assume the Company's obligations hereunder or failure by the Company to remain liable to the Executive hereunder after such assumption;

                              (I) any termination by the Company of Executive's
                  employment which is not effected pursuant to a Notice of Termination satisfying the requirements of a Notice of Termination contained in this Agreement; or

                              (J) the relocation of the Executive's principal
                  place of employment to a location more than fifty (50) miles from the Executive's principal place of employment as of the date hereof.

         There shall be no termination for Good Reason without written notice from the Executive within 30 days following his knowledge of the circumstances giving use to Good Reason describing the basis for the termination and the Company's having 30 days in which to cure.

                     (e) NOTICE OF TERMINATION. Any termination of the Executive's employment by the Company or by the Executive (other than a termination by reason of death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a "NOTICE OF TERMINATION" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                     (f) DATE OF TERMINATION. "DATE OF TERMINATION" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to subsection (b) above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30)-day period), (iii) if the Executive's employment is terminated pursuant to subsection (c) above, the date specified in the Notice of Termination, (iv) if the Executive's employment is terminated pursuant to subsection (d)(i)(B) above, the date specified in the Notice of Termination, but


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in no event less than thirty (30) days after Notice of Termination is given) and
(v) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given.

                     (g) INDEMNIFICATION. Notwithstanding any other provision of this Agreement to the contrary, during the Employment Period and upon the Executive's termination of employment hereunder for any reason, the Company shall take such action necessary and appropriate to provide that the Executive's rights to indemnification from the Company as provided by applicable law, by the Company's charter and by-laws and by any agreement between the Company and the Executive shall not be affected in any manner adverse to the Executive and shall be continued in full force and effect for a period of at least six years following such termination of employment.

                  8. COMPENSATION UPON CERTAIN EVENTS.

                     (a) ANY TERMINATION OF EMPLOYMENT. If the Executive's employment with the Company is terminated for any reason, in addition to the amounts and benefits provided pursuant to the remainder of this Section 8, the Company shall pay or provide to the Executive (i) any fully earned but unpaid performance bonus for completed performance periods, subject to any deferral election that the Executive has made with respect to such amounts, (ii) any expense reimbursements owed to the Executive by the Company and (iii) all compensation and benefits that are due to the Executive under the terms of the Company's compensation and benefit plans, programs and arrangements in accordance with the terms of such plans, programs and arrangements.

                     (b) DISABILITY. If the Executive's employment with the Company is terminated by reason of the Executive's Disability, then (i) the Executive shall receive disability benefits in accordance with the terms of the long-term disability program then in effect for senior executives of the Company, (ii) the Company shall pay to the Executive his Base Salary through the end of the month immediately preceding the month in which such disability benefits commence and (iii) the Company shall pay to the Executive at the time bonuses are customarily paid to senior level executives a bonus for the year in which such termination of employ ment occurs equal to the Executive's bonus as determined under the MICP for such year multiplied by a fraction, the numerator of which is the number of days during such year that the Executive was employed by the Company and the denominator of which is 365 (the "PRO RATA BONUS").


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                     (c) DEATH. If the Executive's employment is terminated by
reason of the Executive's death, then (i) the Company shall pay to his legal represen tative the Executive's Base Salary through the Date of Termination (the "EARNED SALARY") and (ii) the Company shall pay to the Executive's legal representative the Pro Rata Bonus.

                     (d) BY THE COMPANY FOR CAUSE. If the Executive's employment with the Company shall be terminated by the Company for Cause, then the Company shall pay the Executive the Earned Salary.

                     (e) BY THE COMPANY OTHER THAN FOR DISABILITY OR CAUSE; BY THE EXECUTIVE FOR GOOD REASON. If the Company shall terminate the Executive's employment other than for Disability or Cause or the Executive shall terminate his employment for Good Reason, then:

                         (i) the Company shall pay to the Executive the Earned Salary;

                         (ii) notwithstanding any provision of the MICP to the contrary, the Company shall pay to the Executive the Pro Rata Bonus;

                         (iii) the Company shall pay to the Executive, promptly following the Date of Termination, a cash lump sum equal to the product of (A) two and (B) the sum of (1) the annual Base Salary rate in effect for the Executive immediately preceding the Date of Termination, disregarding any reduction in annual Base Salary which constitutes Good Reason hereunder and (2) the average of the last three annual bonus amounts awarded to the Executive under the MICP (or, if the Executive has not participated in the MICP for three completed annual award periods, the average of the annual bonus amounts awarded), provided that any award made in respect of an annual award period in which the Executive did not participate for the full period shall be annualized for purposes of this calcula tion; and

                         (iv) for the twenty-four (24) month period immedi ately following the Date of Termination, the Executive shall continue to participate in all medical, dental, hospitalization, life insurance and other welfare and perquisite plans and programs, in each case in which he was participating on the Date of Termination (or, if any such plan or program does not permit his participation, the


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         Company shall provide the Executive with the economic equivalent on an after-tax basis). Benefits or payments other wise receivable by the Executive pursuant to this Section 8(e)(iv) shall be re duced to the extent benefits of the same type are received by or made avail able to the Executive by a subsequent employer during the twenty-four (24) month period following the Date of Termination (and any such benefits re ceived by or made available to the Executive shall be reported to the Compa ny by the Executive).

                     (f) UPON TERMINATION OF EMPLOYMENT BY THE EXECUTIVE
OTHER THAN FOR GOOD REASON OR OTHER THAN BY REASON OF DEATH. If the Executive terminates his employment with the Company other than for Good Reason or other than by reason of his death, then the Company shall pay to the Executive the Earned Salary. If such termination is prior to the six-month anniversary of the Effective Date, the Executive shall pay to the Company an amount equal to the Sign on Award.

                     (g) CHANGE IN CONTROL.

                         (i) IN GENERAL. If the Executive's employment is terminated by the Company other than for Cause or Disability or if the Executive terminates his employment for Good Reason, in either case within two years following a Change in Control, then the Executive shall receive the payments and benefits set forth in Section 8(e) above, except that the two times multiplier set forth in Section 8(e)(iii) shall be increased to three and the 24-month benefit continuation period set forth in Section 8(e)(iv) above shall be extended to 36 months.

                         (ii) POTENTIAL CHANGE IN CONTROL. If the Company shall terminate the Executive's employment other than for Cause, or the Executive shall terminate his employment for Good Reason, in either case, during the period of a Potential Change in Control or at the request of a Person who, directly or indirectly, takes any action designed to cause a Change in Control, then the Company shall make payments and provide benefits to the Executive under this Agreement as though a Change in Control had occurred immediately prior to such termination. A "Potential Change in Control" shall exist during the period commencing at the time the Company enters into any agreement or arrangement which, if consummated, would result in a Change in Control and ending at the time such


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         agreement or arrangement either (i) results in a Change in Control or
         (ii) terminates, expires or otherwise becomes of no further force or effect.

                     (h) DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

                         (i) "CHANGE IN CONTROL" shall mean the occurrence of any one of the following events:

                              (A) any Person is or becomes the Beneficial
                  Owner, directly or indirectly, of 40% or more of either (x) the then outstanding common stock of Company (the "OUTSTANDING COMMON STOCK") or (y) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of Company (the "TOTAL VOTING POWER"), excluding, however, the fol lowing: (1) any acquisition by Company or any of its Controlled Affiliates, (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Company or any of its Controlled Affiliates and (3) any Person who becomes such a Beneficial Owner in connection with a transaction described in the exception within paragraph (C) below; or

                              (B) a change in the composition of the Board such
                  that the individuals who, on the date hereof, constitute the Board (such individuals shall be hereinafter referred to as the "INCUM BENT DIRECTORS") cease for any reason to constitute at least a majority of the Board; PROVIDED, HOWEVER, for purposes of this definition that any individual who becomes a director subsequent to such date whose election, or nomination for election by Company's stockholders, was made or approved pursuant to the Governance Agreement or by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered a member of the Incumbent Board; but, PROVIDED, FURTHER, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal


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                  entity other than the Board shall not be considered a member of the Incumbent Board; or

                              (C) there is consummated a merger or consolidation
                  of Company or any direct or indirect subsidiary of Company or a sale or other disposition of all or substantially all of the assets of Company ("CORPORATE TRANSACTION"); excluding, however, such a Corporate Transaction pursuant to which (x) all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the Outstanding Common Stock and the Total Voting Power immediately prior to such Corporate Transaction will Benefi cially Own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the outstanding common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of Company resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns Company or all or substantially all of Company's assets either directly or through one or more subsidiaries) in substan tially the same proportions as their ownership immediately prior to such Corporate Transaction of the Outstanding Common Stock and Total Voting Power, as the case may be, and (y) immediately follow ing which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of Company resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns Company or all or substantially all of Company's assets either directly or through one or more subsidiaries); or

                              (D) the approval by the stockholders of Company
                  of a complete liquidation or dissolution of Company.

                         (ii) "AFFILIATE" of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, Con trols, is Controlled by, or is under common Control with, such first Person.

                         (iii) "BENEFICIAL OWNER" shall have the meaning used in Rule 13d-3 promulgated under the Exchange Act.


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                         (iv) "CONTROL" shall have the meaning specified in Rule
         12b-2 under the Securities Exchange Act of 1934 as in effect on the date of this Agreement.

                         (v) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                         (vi) "GOVERNANCE AGREEMENT" shall mean the Governance Agreement, dated December 19, 2000, among LXH, L.L.C., LXH II, L.L.C., Hexcel Corporation and the other parties listed on the signature pages thereto.

                         (vii) "PERSON" shall have the meaning set forth in
         Section 3(a)(9) of the Exchange Act, as modified and used in Section 13(d) and 14(d) of the Exchange Act.

                  9.     EXCISE TAX.

                  (a) GROSS-UP. The following provision shall apply if the Date of Termination occurs on or prior to December 19, 2002.

                         (i) If any of the payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affili ated with the Company or such Person (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "TOTAL PAYMENTS") will be subject to the excise tax (the "EXCISE TAX") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE"), the Company shall pay to the Executive an additional amount (the "GROSS-UP PAYMENT") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross- Up Payment, shall be equal to the Total Payments.

                         (ii) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i)


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         all of the Total Payments shall be treated as "parachute payments"
         (within the meaning of Section 280G(b)(2) of the Code) unless, in the opin ion of tax counsel ("TAX COUNSEL") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the "AUDITOR"), such payments or benefits (in whole or in part) do not constitute parachute pay ments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                         (iii) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employ ment taxes imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise

         Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

                  (b) VALLEY. The following provision shall apply if the Date of Termination occurs after December 19, 2002.

                         (i) Notwithstanding any other provisions of this Agree ment, in the event that any payment, benefit, property or right received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affili ated with the Company or such Person) (all such payments, benefits, proper ties and rights being hereinafter referred to as the "Total Payments") would be subject (in whole or part) to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor provision (the "Code"), then the payments and benefits provided under
         Section 4(d) or 4(e) hereof ("Severance Payments") which are cash shall first be reduced, and the noncash Severance Payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise tax, but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payment without such reduction (but after subtracting the net amount of federal, state and local income taxes an such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments); provided, however, that the Executive may elect (by waiving the receipt or enjoyment of all or any portion of the noncash Severance Payments at such time and in such manner that the Severance Payments so waived shall not constitute a "pay ment" within the meaning of section 280G(b) of the Code) to have the noncash Severance Payments reduced (or eliminated) prior to any reduction of the cash Severance Payments.

                         (ii) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise tax
         (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm (the "Audi tor") which was, immediately prior to the Change in Control, the Company's Independent auditor, does not constitute a "parachute payment" within the meaning of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the written opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensa tion, and (iii) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

                         (iii) At the time that payments are made under this Agree ment, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions, or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and all such opinions or advice shall be in writing, shall be attached to the statement and shall expressly state that the Executive may rely thereon). If the Executive objects to the Company's calculations, the Company shall pay to the Executive such portion of the Severance Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of the first sentence of Section 9(b)(i) above. The Executive and the Company shall each reasonably cooper ate with the other in connection with any administrative or judicial proceed ing concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

                  10. NO MITIGATION. The Company agrees that, if the Executive's employment with the Company terminates during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company hereunder. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise, except as specifically provided in this Agreement.

                  11. NONCOMPETITION/CONFIDENTIAL INFORMATION/COMPANY MATERIALS.

                  (a) The Executive acknowledges that, as a senior management employee, the Executive will be involved, on a high level, in the development, implementation and management of the Company's global business plans, including those which involve the Company's finances, research, marketing, planning, opera tions, and acquisition strategies. By virtue of the Executive's position and knowledge of the Company, the Executive acknowledges that his employment by a competitor of the Company represents a serious competitive danger to the Company, and that the use of the Executive's experience and knowledge about the Company's business, strategies and plans by a competitor can and would constitute a valuable competitive advantage over the Company. In view of the foregoing, and in consideration of the payments made to the Executive under this Agreement, the Executive covenants and agrees that, if the Executive's employment is terminated and the Company has fulfilled its obligations under this Agreement, for a period of two years (or three years if the Executive receives payments under Section 8(g) above) after the Date of Termination the Executive will not engage, in any capacity, directly or indirectly, including but not limited as employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a 5% equity interest in any enterprise) in any business entity engaged in competition with the business conducted by the Company on the Date of Termination anywhere in the world (the "Business"); provided, that these restrictions shall not apply so long as the Execu tive's duties and responsibilities for any such business entity do not relate directly or indirectly to the business segment of such business entity which is actually or potentially competitive with the Business.

                  (b) The Executive agrees that all processes, technologies, designs and inventions, including new contributions, improvements, ideas and discoveries, whether patentable or not (collectively "Inventions"), conceived, developed, invented or made by the Executive prior to the Date of Termination shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. At the request of the Company, the Executive shall (i) promptly disclose such inventions to the Company, (ii) assign to the Com pany, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries, (iii) sign all papers necessary to carry out the foregoing, and (iv) give testimony or otherwise take action in support of the Executive's status as the inventor of such Inventions, in each case at the Company's expense.

                  (c) In addition to any obligation regarding Inventions, the Execu tive acknowledges that the trade secrets and confidential and proprietary information of the Company, its subsidiaries and affiliates, including without limitation:

                         (i)  unpublished information concerning (A) research
activities and plans, (B) marketing or sales plans, (C) pricing or pricing strategies, (D) operational techniques, and (E) strategic plans;

                         (ii) Unpublished financial information, including
information concerning revenues, profits and profit margins;

                         (iii) internal confidential manuals; and

                         (iv) any "material inside information" as such phrase
is used for purposes of the Exchange Act;

all constitute valuable, special and unique information of the Company, its subsidiar ies and affiliates. In recognition of this fact, the Executive agrees that he will not disclose any such trade secrets or confidential or proprietary information (except (i) information which becomes publicly available without violation of this Agreement, (ii) information of which the Executive, prior to disclosure by the Executive, did not know and should not have known was disclosed to the Executive by a third party in violation of any other person's confidentiality or fiduciary obligation, (iii) disclosure required in connection with any legal process (provided the Executive promptly gives the Company written notice of any legal process seeking to compel such disclosure and reasonably cooperates in the Company's attempt to eliminate or limit the scope of such disclosure) and (iv) disclosure while employed by the

Company which the Executive reasonably and in good faith believes to be in or not opposed to the interests of the Company) to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever, nor shall the Executive make use of any such information for the benefit of any person, firm, corporation or other entity except on behalf of the Company, its subsidiaries and affiliates.

                  12.    SUCCESSORS; BINDING AGREEMENT.

                         (a)  The Company will require any successor (whether
direct or indirect, by purchase, merger, consolidation or otherwise) to all or substan tially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                         (b)  This Agreement and all rights of the Executive
hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agree ment to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

                  13. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt re quested, postage prepaid, addressed as follows:

                  If to the Executive:

                  David E. Berges
                  c/o Hexcel Corporation
                  Two Stamford Plaza

                  281 Tresser Blvd.

                  If to the Company:

                  Hexcel Corporation
                  Two Stamford Plaza
                  281 Tresser Blvd.
                  Stamford, CT 06902

                  Attn:    Board of Directors

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  14. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles.

                  15. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  17. DISPUTE RESOLUTION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Stamford, Connecticut, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgement may be entered on the arbitrator's award in any court having jurisdiction; PROVIDED, HOWEVER, that the Company shall be entitled to seek a restrain ing order or injunction in any court of competent jurisdiction to prevent any continu ation of any violation of the provisions of Section 11 hereof. The Company shall advance to the Executive all legal fees and expenses incurred by the Executive in seeking to obtain or enforce any right under this Agreement as a result of his termina tion of employment, including all such fees and expenses incurred in contesting, arbitrating or disputing any action or failure to act by the Company, provided that the Executive shall be required to repay all such amounts to the Company unless the Executive obtains a final determination supporting at least part of his claim and there has been no determination that the balance of his claim was made in bad faith.

                  18.    ENTIRE AGREEMENT; REPRESENTATIONS.

                         (a)  This Agreement sets forth the entire agreement of
the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representa tions or warranties, whether oral or written, by any officer, employee or representa tive of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. In the event of any inconsistency between any provision of this Agreement and any provision applicable to the Executive in any plan, program, policy or other agreement of the Company, the provisions of this Agreement shall control to the extent that such provisions of this Agreement are more favorable to the Executive.

                         (b)  The Company represents and warrants that (i) it is
fully authorized by its Board or the Committee (and by any person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company or any agreement among holders of its shares and (iii) upon execution and delivery of this Agreement by the Company and the Executive, this Agreement shall be the valid and binding obliga tion of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by the inapplicability of equitable remedies in certain circumstances.

                         (c)  The Executive represents and warrants that he is
not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                              HEXCEL CORPORATION

Attest:

By: /s/ Rodney P. Jenks, Jr.                  By: /s/ Ira J. Krakower
   -----------------------------                 ---------------------------
                                                 Name:  Ira J. Krakower
                                                 Title: Senior Vice President

WITNESS                                       EXECUTIVE

 /s/ Seth L. Kaplan                            /s/ David E. Berges
-----------------------------                 ---------------------------
                                                 David E. Berges



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